UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2008

iStar Financial Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-15371	95-6881527
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1114 Avenue of the Americas, 39th Floor New York, New York		10036
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (212) 930-9400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           Retirement of Executive Vice President and Chief Operating Officer

On June 30, 2008, Mr. Timothy J. O’Connor retired from the position of Executive Vice President and Chief Operating Officer of iStar Financial Inc. (the “Company”).  Jay Nydick, the Company’s President, has assumed Mr. O’Connor’s responsibilities.

(c)           Appointment of Chief Accounting Officer

As of June 30, 2008, David DiStaso has been appointed Chief Accounting Officer of the Company.  Mr. DiStaso, age 43, comes to the Company from CIT Group, Inc., where he was chief financial officer and controller of the Consumer Finance Division since 2002. Mr. DiStaso has served in other various capacities at CIT Group, Inc. since 1996.  Prior to that, Mr. DiStaso was a senior manager at KPMG LLP.  Mr. DiStaso holds a B.S. in accounting from Rutgers University and is a Certified Public Accountant.

(d)           Election of Director

As of July 1, 2008, Dale Anne Reiss has been elected to serve on the Board of Directors of the Company and will also serve as a member of the Board’s Audit Committee.  Ms. Reiss, age 60, was a senior partner at Ernst & Young LLP from 1995 through 2008.  Ms. Reiss served as a managing partner at Kenneth Leventhal & Company from 1985 through its merger with Ernst & Young LLP in 1995.  From 1980 to 1985, Ms. Reiss was a senior vice president and controller at Urban Investment and Development Company.  Since 1998, Ms. Reiss has served as a trustee of Urban Land Institute (“ULI”) and in various ULI officer and committee leadership positions.  In 2002, the New York Women Executives in Real Estate named Ms. Reiss “Woman of the Year.”  Ms. Reiss received a B.S. degree in economics and accounting from the Illinois Institute of Technology and an M.B.A. degree from the University of Chicago.  Ms. Reiss is a Certified Public Accountant.

                A copy of the Company’s press release is attached hereto as Exhibit 99.1.

ITEM 9.01	Financial Statements and Exhibits.

(d)           Exhibits

                Exhibit 99.1            Press release of iStar Financial Inc. dated July 2, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iSTAR FINANCIAL INC.

Date: July 7, 2008	By:	/s/ Jay Sugarman
Jay Sugarman
Chairman and Chief Executive Officer

Date: July 7, 2008	By:	/s/ Catherine D. Rice
Catherine D. Rice
Chief Financial Officer